UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2008

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2008, Preferred Home Mortgage Company ("PHMC"), the wholly-owned residential mortgage lending subsidiary of TOUSA, Inc. ("TOUSA" or the "Company"), entered into an Amended and Restated Agreement of Limited Liability Company with Wells Fargo Ventures, LLC ("Wells Fargo"). The limited liability company will be known as PHMCWF, LLC but will do business as Preferred Home Mortgage, an affiliate of Wells Fargo (the "Venture"). PHMC owns 49.9% of the Venture with the balance owned by Wells Fargo. Effective April 1, 2008, the Venture will carry on the mortgage business of PHMC. The Venture will be managed by a committee composed of six members, three from each of PHMC and Wells Fargo. The Venture will enter into a revolving credit agreement with Wells Fargo Bank, N.A. providing for advances of up to $20,000,000.

Item 1.02 Termination of a Material Definitive Agreement.

Effective as of February 13, 2008, TOUSA and certain of its affiliates (collectively, the "Debtors") and certain holders (the "Consenting Holders") of the 9% Senior Notes due July 1, 2010 or the 8.25% Senior Notes due April 1, 2011 (the "Senior Notes") both issued by TOUSA and guaranteed by certain subsidiaries of TOUSA, entered into a mutual consent to termination of the Restructuring Support Agreement dated January 28, 2008, a copy of which was filed with the Company’s current report on Form 8-K dated January 29, 2008 (the "RSA"). The RSA was entered into in connection with the Debtors' chapter 11 cases (the "Cases") currently pending in the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale division (Consolidated Case No. 08-10928-JKO). The Consenting Holders represent a majority of the outstanding principal amount of the Senior Notes. The RSA was terminated at the request of the United States Trustee for the Southern District of Florida (the "US Trustee") in order to permit one of the Consenting Holders to serve as a representative to the official committee of unsecured creditors appointed in the Debtors' chapter 11 cases pursuant to section 1102 of title 11 of the United States Code (the "Creditors' Committee"). The termination was without penalty to the Company and does not imply withdrawal of the Consenting Holders' support for the RSA and the plan term sheet attached thereto. The foregoing description is qualified in its entirety by reference to the Consent to Termination of the Restructuring Support Agreement, a copy of which is attached to this current report on Form 8-K as Exhibit 10.1 and incorporated in its entirety herein.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 16, 2007, TOUSA was notified by the New York Stock Exchange (the "NYSE") of TOUSA’s non-compliance with the NYSE’s continued listing standards and that the common stock of TOUSA would be suspended immediately.

TOUSA had been previously notified by the NYSE that it had fallen below the NYSE continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period. In addition, TOUSA had fallen below the NYSE’s continued listing standard for average market capitalization of $75 million over a consecutive 30 trading day period and stockholders’ equity of $75 million based on its reported results for the quarter ended September 30, 2007.

The NYSE also notified TOUSA that it would also suspend the following NYSE listed debt securities:

TOA10Y TOUSA, INC. 9.000% NTS 7/1/2010
TOA10Z TOUSA, INC. 9.000% NTS 7/1/2010
TOA11 TOUSA, INC. 7.500% NTS 3/15/2011
TOA12 TOUSA, INC. 10.375% NTS 7/1/2012
TOA15 TOUSA, INC. 7.500% NTS 1/15/2015

TOUSA appealed the determination made by the NYSE.

By letter dated February 15, 2008, the NYSE informed TOUSA that the NYSE Regulation, Inc. Board of Directors' Committee for Review had affirmed the decision of the NYSE Regulation Staff to suspend trading in TOUSA's common stock and debt securities on the NYSE and to commence delisting procedures. The decision directs the NYSE Regulation Staff to submit an application to the Securities and Exchange Commission to strike the securities from listing on the NYSE.

Item 8.01 Other Events.

On February 13, 2008, the US Trustee appointed the following creditors to serve on the Creditors' Committee in the Debtors' chapter 11 Cases:

Capital Research and Management Company
630 Fifth Avenue, 36th Floor
New York, NY 1011

Wilmington Trust Company
520 Madison Avenue, 33rd Floor
New York, NY 10022

HSBC Bank USA, N.A.
10 E 40th Street, 14th Floor
New York, NY 10016

Trapeza CDOX, Ltd.
712 Fifth Avenue, 10th Floor
New York, NY 10019

SMH Capital Advisors, Inc.
4800 Overton Plaza
Fort Worth, TX 76109

Geotek, Inc./Geotek Insite, Inc.
6835 S Escondido Street, Suite A
Las Vegas, NV 89119

SelectBuild Arizona
c/o BMHC
Four Embarcadero Center, Suite 3250
San Francisco, CA 94111

Additional information about the Debtors' Cases pending in the Bankruptcy Court, including access to court documents and other general information about the Cases, is available online at http://www.kccllc.net/tousa.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

February 19, 2008	By:	Angela Valdes

Name: Angela Valdes
Title: Vice President and Chief Accounting Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Consent to Termination of Restructuring Support Agreement